Exhibit (a)(1)(I)

Omnicare

Goldman Sachs Healthcare Conference

June 9, 2004

Forward-Looking Statements

Except for historical information discussed, the statements made today are forward-looking statements that involve risks and uncertainties.

Investors are cautioned that such statements are only predictions and that actual events or results may differ materially.

These forward-looking statements speak only as of this date. We undertake no obligation to publicly release the results of any revisions to the forward-looking statements made today, to reflect events or circumstances after today or to reflect the occurrence of unanticipated events.

To facilitate comparisons and enhance understanding of core operating performance, certain financial measures have been adjusted from the comparable amount under generally accepted accounting principals (GAAP) to exclude the impact of special items.

A detailed reconciliation of adjusted numbers to GAAP is posted on our web site at www.omnicare.com.

Omnicare’s Offer for NeighborCare

Premium Value and Certainty of Cash

•$ 30.00 per share in cash

– 70% premium to stock price day prior to public announcement offer

– 40% premium to 30-day average stock price (ending May 21, 2004)

– 30% premium to analysts’ median 12-month stock price targets

–$ 4 per share more than NeighborCare’s previous all time high

• Equity Value: $1.3 billion

• Transaction Value: $1.5 billion(1)

• Tender offer expiration: July 7, 2004 (5:00 PM NYC time)

1.	Calculated as equity value plus debt ($258 million), minority interest ($10 million) less cash ($91 million), as per public filings.

Omnicare’s Offer for NeighborCare

Creation of a Premier Institutional Pharmacy

• Stronger, more efficient company with greater resources to provide quality care and expanded services

• Annualized pro forma revenues of $5.4 billion and EBITDA of $634 million (pre-synergies)(1)

• Opportunities for good management talent in dynamic and rapidly growing healthcare services company

• Substantial benefits for both sets of shareholders and other constituencies

1.	March 31, 2004 quarter annualized. EBITDA excludes NCRX “strategic planning, severance and other operating items.”

Omnicare’s Offer for NeighborCare

Value Creation for Both Sets of Shareholders

NeighborCare

Premium valuation

All-cash consideration

No market or execution risk

Immediacy and certainty of value

Omnicare

Premier institutional pharmacy

Stronger combined company

Substantial potential synergies

Significantly accretive to EPS

Compelling Opportunity for all Shareholders

Omnicare’s Offer for NeighborCare

Delivering $30 Requires Aggressive Assumptions

June 2004 (pre-offer)

June 2005

June 2006

Implied Future Stock Price Present Value of Implied Future Stock Price

Note: Implied future stock prices represent the product of NeighborCare’s pre-Omnicare offer consensus P/E ratio of 18.7x and future EPS assuming 45% growth per annum. (P/E ratio of 18.7x based on NeighborCare’s closing share price of $17.67 on May 21, 2004 and 2004E consensus EPS of $0.94; consensus based on Lehman Brothers 5/28/2004, Legg Mason 5/25/2004, Wachovia 5/24/2004, CIBC 5/18/2004, and Jefferies 5/14/2004). The present value data if implied future stock price is derived by discounting the implied future stock price by NeighborCare’s estimated cost of equity of 11%.

Omnicare’s Offer for NeighborCare

Transaction Summary

• Premium offer for shareholders and other constituents

• Immediate certainty of value – removal of market and execution risk

• Reaction from both sets of shareholders is exceptional

• Willing to discuss all aspects of the offer